Exhibit 99.1

SLIDE REPORTS SECOND QUARTER 2026 RESULTS

- Gross Premiums Written Grew 16.7% Year-over-Year to $508.0 Million -

- Net Income Increased 92.4% Year-over-Year to $134.9 Million; $1.06 Diluted Earnings Per Share -

- Combined Ratio Improved to 57.6% -

Tampa, Florida – July 28, 2026 – Slide Insurance Holdings, Inc. (Nasdaq: SLDE) today reported results for the second quarter ended June 30, 2026.

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Gross premiums written grew 16.7% to $508.0 million, compared to $435.4 million in the prior-year period.
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Total revenue increased 47.9% to $386.8 million, compared to $261.6 million in the prior-year period.
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Net income increased 92.4% to $134.9 million, compared to $70.1 million in the prior-year period. Diluted earnings per share for the second quarter of 2026 was $1.06.
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Combined ratio of 57.6% improved 980 basis points, compared to 67.4% in the prior-year period, reflecting lower loss ratio and improved operating leverage.
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Average return on equity in the quarter was 11.7%.

“Our second quarter results reflect the continued strength of our operating model and disciplined execution,” said Bruce Lucas, Chairman and Chief Executive Officer of Slide. “We delivered another quarter of profitable growth while maintaining the underwriting discipline that has been central to our success. The scalability of our platform and our ability to capitalize on attractive opportunities position us well to execute our diversified growth strategy and create long-term value for our shareholders.”

Second Quarter 2026 Operating Results

Gross premiums written were $508.0 million, a 16.7% increase compared to $435.4 million in the prior-year period, driven by growth of voluntary new business and renewals of previously acquired Citizens policies.

Net premiums earned grew 47.9% to $360.6 million, compared to $243.9 million in the prior-year period, while total revenue of $386.8 million increased 47.9% compared to $261.6 million in the prior-year period. The increase and year-over-year growth were directly driven by earnings growth from previous increase in voluntary homeowners and Citizens acquired policies.

Losses and loss adjustment expenses (LAE) incurred, net were $108.7 million, compared to $91.4 million in the prior-year period. Loss ratio improved to 30.2%, compared to 37.4% in the prior-year period, primarily due to an improvement in overall loss experience.

Policy acquisition and other underwriting expenses were $42.3 million, compared to $32.1 million in the prior-year period. The increase was driven by increased renewal policies from prior year assumed Citizens' policies, resulting in increased policy acquisition costs in 2026.

General and administrative expenses were $55.0 million, compared to $37.9 million in the prior-year period, due primarily to the increased staffing costs and technology to support the Company’s strategic growth initiatives.

The combined ratio improved to 57.6%, compared to 67.4% in the prior-year period, due primarily to improved loss experience and scaling impact in net earned premium growth with more moderate operating expense growth.

Net income grew 92.4% to $134.9 million, compared to $70.1 million in the prior-year period. Diluted earnings per share for the second quarter of 2026 was $1.06 and return on equity was 11.7% in the quarter.

Capital Allocation

During the quarter, the company repurchased 2,997,980 shares of its common stock at a weighted average price of $17.95 per share. There remains $114.1 million of availability under the Company’s stock repurchase program.

In addition, on July 27, 2026, the Company announced that it has declared an initial quarterly cash dividend of $0.07 per share on the Company’s issued and outstanding shares of common stock. The initial quarterly dividend will be payable on August 28, 2026, to stockholders of record as of August 14, 2026.

Full Year 2026 Outlook

The Company reiterated its expectations to generate gross written premiums in the range of $1.85 billion to $1.95 billion.

Top-line growth is expected to be driven primarily by sustained organic expansion, including double-digit increases outside of Florida, complemented by selective growth opportunities within Florida that meet the Company’s return threshold.

The Company also reiterated its expectations to generate full year net income in the range of $455 million to $470 million.

Key Ratios

In this press release we discuss certain key ratios, described below, which provide useful information about our business and the operational factors underlying our financial performance.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses incurred, net to net premiums earned.

Policy acquisition expense ratio, expressed as a percentage, is the ratio of policy acquisition expenses and other underwriting expenses to net premiums earned.

Expense ratio, expressed as a percentage, is the ratio of policy acquisition and other underwriting expenses, general and administrative expenses, and other operating expense to net premiums earned.

Combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

Return on equity, represents net income as a percentage of average beginning and ending shareholders’ equity during the period.

Webcast and Conference Call

Slide will hold a conference call to discuss financial results tomorrow, July 29, 2026, at 8:30 am Eastern Time. A live webcast of the conference call will be available at ir.slideinsurance.com. The dial-in number for the conference call is (877) 407-9208 (toll-free) or (201) 493-6784 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at ir.slideinsurance.com for one year following the call.

Forward-Looking Statements

Statements in this press release and the Company’s earnings call that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “aim,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology and relate, without limitation, to the Company’s beliefs and expectations regarding the Company’s (i). projections of future financial performance, including its full year 2026 outlook with respect to gross written premiums and net income, (ii) ability to execute its growth strategies, (iii) business trends, (iv) sustainable, long-term growth, including the drivers of such growth, (v) competitive advantages, (vi) ability to achieve top-line growth and margin expansion and create long-term value for its shareholders, (vii) underwriting profitability, and (viii) capitalization and profitability. These statements are only predictions based on Slide’s current expectations and projections about future events and are not guarantees of actual results, level of activity, performance or achievements. Although Slide believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, there are important factors that could cause the Company’s actual results, level of activity, performance or achievements to differ materially from those anticipated in any forward-looking statements, including, among others, our limited operating history; the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic conditions, including declining consumer confidence, inflation, high unemployment and the threat of recession; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; performance of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission.

Any forward-looking statement made by Slide in this press release and the earnings call speak only as of the date on which such statement is made. Slide undertakes no obligation to update any forward-looking statement, whether as a result of new information, actual results, revised expectations or otherwise, except as may be required by law.

About Slide

Slide is a technology-enabled insurance company that makes it easy for homeowners to choose the right coverage for their unique needs and budgets. Slide's cutting-edge technology leverages artificial intelligence and big data to optimize and streamline every part of the insurance process. Based in Tampa, Fla., Slide was founded by Bruce and Shannon Lucas, insurance insiders with a deep understanding of how technology can be applied to achieve better underwriting outcomes. For more information, please visit https://www.slideinsurance.com.

Contacts

Investors

ir@slideinsurance.com

Media

Rachel Carr

Chief Marketing Officer

press@slideinsurance.com

Slide Insurance Holdings, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Gross premiums written	$508,014	$435,384	$922,806	$713,633
Change in unearned premiums	(21,917)	(96,726)	44,277	(24,084)
Gross premiums earned	486,097	338,658	967,083	689,549
Ceded premiums earned	(125,462)	(94,799)	(240,565)	(179,649)
Net premiums earned	360,635	243,859	726,518	509,900
Net investment income	22,152	15,040	42,270	28,848
Policy fees	3,382	2,455	5,972	3,988
Other income	648	253	1,340	464
Total revenue	$386,817	$261,607	$776,100	$543,200
Expenses:
Losses and loss adjustment expenses incurred, net	108,740	91,369	219,813	175,130
Policy acquisition and other underwriting expenses	42,280	32,096	86,405	60,668
General and administrative expenses	55,028	37,935	101,201	79,314
Interest expense	924	895	1,776	1,830
Depreciation expense	1,354	1,117	2,669	2,262
Amortization expense	30	1,898	99	3,792
Total expenses	$208,356	$165,310	$411,963	$322,996
Net income before income tax expense	178,461	96,297	364,137	220,204
Income tax expense	43,611	26,225	89,760	57,629
Net income	$134,850	$70,072	$274,377	$162,575
Weighted average shares outstanding (in thousands)
Basic	115,408	66,773	119,353	61,715
Diluted	127,311	125,979	131,944	124,792
Earnings per share
Basic	$1.17	$1.05	$2.30	$2.63
Diluted	$1.06	$0.56	$2.08	$1.30

Slide Insurance Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollar amounts in thousands, except per share and par value amounts)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Invested assets:
Fixed-maturity securities, available-for-sale, at estimated fair value (amortized costs: $834,274 and $580,122, respectively and allowance for credit losses: $0 and $0 respectively)	$832,081	$589,720
Other investments, net	7,000	4,000
Total invested assets	$839,081	$593,720
Cash and cash equivalents	1,236,915	1,201,210
Restricted cash and cash equivalents	793	786
Restricted cash and cash equivalents - variable interest entity	583,446	480,972
Accrued interest income	10,409	7,281
Assumed premiums receivable	9,377	34,290
Premiums receivable, net of allowance for credit loss of $8,390 and $3,294, respectively	66,404	90,576
Reinsurance recoverable on paid losses, net of allowance for credit loss: $0 and $0, respectively	19,784	16,183
Reinsurance recoverable on unpaid losses, net of allowance for credit loss: $0 and $0, respectively	115,205	146,128
Prepaid reinsurance premiums	563,616	202,748
Deferred income tax assets, net	22,406	18,332
Deferred policy acquisition costs	100,687	93,728
Property and equipment, net	10,010	11,585
Right-of-use lease assets, operating	7,625	8,476
Intangibles, net	—	99
Goodwill	2,603	2,603
Prepaid expenses	9,904	8,932
Other assets	845	816
Total assets	$3,599,110	$2,918,465
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss and loss adjustment expense reserves	$501,020	$439,715
Unearned premiums	956,331	1,000,611
Commissions payable	15,197	9,049
Deferred revenue	90	90
Reinsurance premiums payable	620,336	160,330
Long-term debt, net	29,703	33,687
Interest rate swap liability	—	62
Income taxes payable	150,881	93,555
Advanced premiums	68,822	30,518
Premium tax liabilities	15,820	5,075
Accounts payable and accrued expenses	27,703	19,768
Lease liabilities, operating	8,947	9,649
Other liabilities	9,442	3,115
Total liabilities	$2,404,292	$1,805,224
Shareholders’ equity:
Common Stock (par value $0.01, 1,500,000,000 shares authorized, 115,568,131 and 123,889,446 issued and outstanding at June 30, 2026 and December 31, 2025, respectively)	1,156	1,239
Additional paid-in capital	167,771	351,688
Accumulated other comprehensive income, net of taxes	(1,635)	7,165
Retained earnings	1,027,526	753,149
Total shareholders’ equity	$1,194,818	$1,113,241
Total liabilities and shareholders’ equity	$3,599,110	$2,918,465

Slide Insurance Holdings, Inc.

Supplemental Information

	Three Months Ended June 30, (in thousands)		Six Months Ended June 30, (in thousands)		Year Ended December 31, 2025 (in thousands)
Revenue	2026	2025	2026	2025	2025
Gross premiums written	$508,014	$435,384	$922,806	$713,633	$1,795,516
Policy fees	3,382	2,455	5,972	3,988	8,243
Total revenue	$386,817	$261,607	$776,100	$543,200	$1,155,901
Net income	$134,850	$70,072	$274,377	$162,575	$443,958
Key Ratios
Loss ratio	30.2%	37.4%	30.3%	34.3%	21.8%
Policy acquisition expense ratio	11.7%	13.2%	11.9%	11.9%	12.9%
Expense ratio	27.4%	30.0%	26.2%	28.6%	30.3%
Combined ratio	57.6%	67.4%	56.5%	62.9%	52.1%
Return on equity	11.7%	10.0%	23.8%	25.0%	57.4%

	June 30, 2026 (in thousands)		December 31, 2025 (in thousands)
Total Assets	$	3,599,110	$	2,918,465
Shareholders' Equity		1,194,818		1,113,241
Total common shares outstanding		115,568		123,889